 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996
                                                      REGISTRATION NO. 333-6621
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                       SUBURBAN OSTOMY SUPPLY CO., INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MASSACHUSETTS                       5047                04-2675674
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                             75 OCTOBER HILL ROAD
                              HOLLISTON, MA 01746
                                (508) 429-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                                HERBERT P. GRAY
                            CHIEF EXECUTIVE OFFICER
                       SUBURBAN OSTOMY SUPPLY CO., INC.
                             75 OCTOBER HILL ROAD
                              HOLLISTON, MA 01746
                                (508) 429-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
      JAMES WESTRA, ESQUIRE                  JOHN J. HUBER, ESQUIRE
   HUTCHINS, WHEELER & DITTMAR                  LATHAM & WATKINS
    A PROFESSIONAL CORPORATION                     SUITE 1300
        101 FEDERAL STREET         1001 PENNSYLVANIA AVENUE, N.W. WASHINGTON,
   BOSTON, MASSACHUSETTS 02110                      DC 20004
          (617) 951-6600                         (202) 637-2200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are to be offered pursuant to a dividend or interest reinvestment plan, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


[PART II OF THE REGISTRATION STATEMENT IS BEING FILED WITH THIS AMENDMENT NO. 3
        SOLELY FOR THE PURPOSE OF FILING EXHIBITS 3.3, 3.4 AND 4.1]

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby (including the Common Stock which may be issued pursuant to an over-allotment option) are as follows:

                                                                     AMOUNTS
                                                                   -----------
   SEC Registration fee........................................... $ 21,652.00
   NASD filing fee................................................ $  6,753.00
   Nasdaq National Market fee..................................... $ 46,700.00
   Printing Expenses.............................................. $150,000.00
   Legal fees and expenses........................................ $300,000.00
   Accounting Fees and expenses................................... $125,000.00
   Blue sky fees and expenses (including legal fees and ex-
    penses)....................................................... $ 25,000.00
   Transfer agent and registrar fees and expenses................. $ 20,000.00
   Miscellaneous.................................................. $104,895.00
                                                                   -----------
       Total...................................................... $800,000.00
                                                                   -----------

  The Company will bear all expenses shown above.
--------
* All amounts are estimated, except SEC Registration, NASD and Nasdaq National Market Fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, which is applicable to the Company, provides as follows:

  Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by: (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

  No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

  The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

  In addition, pursuant to its Articles of Organization and Bylaws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

  The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, Suburban has issued the following securities, none of which have been registered under the Securities Act of 1933, as amended (the "Act"):

    (a) On July 3, 1995, in connection with the recapitalization of the Company, the Company sold: (i) an aggregate of 4,340,000 shares (after giving effect to the 100 for 1 Common Stock split effected July 3, 1995, the 50 for 1 Common Stock split effected April 10, 1996 and the 3.1 for 1 Common Stock split effected June 21, 1996) to Summit Ventures, Summit Investors, Summit Debt Fund and BSC for an aggregate purchase price of $100,000; and (ii) an aggregate of 66,500 shares of its Redeemable Preferred Stock to Summit Partners for an aggregate consideration of $6,650,000. In connection with the July 3, 1995 recapitalization, the Company also issued $9,250,000 in principal amount of Summit Notes and the Management Notes. Finally, in connection with the July 3, 1995 recapitalization, the Company granted to certain officers of the Company options to purchase 620,000 (post-splits) shares of its Common Stock.

    (b) In connection with the acquisition of St. Louis Ostomy the Company issued the St. Louis Note.

    (c) On October 12, 1995 and April 31, 1996, the Company issued an aggregate of 23,250 shares (post-splits) of Common Stock upon the exercise by Mr. Manos of option to purchase such shares, at exercise price of $0.81 per share (post-splits).

    (d) On October 31, 1995, the Company granted to various employees options to purchase an aggregate of 29,450 shares (post-splits) pursuant to the Company's 1995 Stock Option Plan.

    (e) On January 22, 1996, the Company issued the Bank Warrant.

ITEM 16. EXHIBITS

  Exhibits:

    1.1 Form of Underwriting Agreement
    3.1 Restated Articles of Organization, as amended
    3.2 Bylaws
   *3.3 Restated Articles of Organization, as amended
   *3.4 Amended and Restated Bylaws
   *4.1 Specimen stock certificate representing shares of Common Stock
    5.1 Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional
        Corporation, as to the legality of the securities being registered
   10.1 Stock Purchase and Redemption Agreement, among the Company, Summit,
        BSC, the Management Stockholders and Melvin Aronson, dated July 3, 1995
   10.2 Subordinated Debenture Purchase Agreement among the Company, Summit
        Debt and Summit Investors, dated July 3, 1995
   10.3 Shareholders' Agreement among the Company, Summit, BSC, the Management
        Stockholders and Melvin Aronson, dated July 3, 1995

   10.4  Registration Rights Agreement among the Company, Summit, BSC, the
         Management Stockholders and Melvin Aronson, dated July 3, 1995
   10.5  $6,615,000 12% Subordinated Debenture of the Company issued to Summit
         Debt, dated July 3, 1995
   10.6  $135,000 12% Subordinated Debenture of the Company issued to Summit
         Investors, dated July 3, 1995
   10.7  Suburban Ostomy Supply Co., Inc. Stock Option Plan
   10.8  Stock Option Agreement with Herbert Grey, dated July 3, 1995
   10.9  Stock Option Agreement with Donald Benovitz, dated July 3, 1995
   10.10 Stock Option Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.11 Stock Option Agreement with John Manos, dated July 3, 1995
   10.12 Employment Agreement with Herbert Gray, dated July 3, 1995
   10.13 Employment Agreement with Donald Benovitz, dated July 3, 1995
   10.14 Employment Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.15 Employment Agreement with Patrick Bohan, dated July 3, 1995
   10.16 Employment Agreement with John Manos, dated July 3, 1995
   10.17 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Melvin Aronson, dated July 3, 1995
   10.18 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Herbert P. Gray, dated July 3, 1995
   10.19 $375,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Donald Benovitz, dated July 3, 1995
   10.20 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company issued to Stephen N. Aschettino, dated July 3, 1995
   10.21 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company issued to Patrick Bohan, dated July 3, 1995
   10.22 Credit Agreement between the Company and The First National Bank of
         Boston, dated July 3, 1995
   10.23 First Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated January 22, 1996
   10.24 Second Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated June 14, 1996
   10.25 Proposed terms and conditions of Amended Credit Facility from the Bank
   10.26 Warrant to purchase shares of Common Stock issued to the Bank, dated
         January 22, 1996
   10.27 Stock Purchase Agreement relating to the Purchase of St. Louis Ostomy by the Company, dated January 22, 1996
   10.28 Non-Competition Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.29 $1,235,000 10% Subordinated Promissory Note of the Company issued to
         Michael J. Quinn, dated January 22, 1996
   10.30 Employment Letter Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.31 Stock Purchase Agreement relating to the Purchase of Patient-Care by the Company, dated June 14, 1996
   10.32 Escrow Agreement among the Company and the Stockholders of Patient-
         Care, dated June 14, 1996
   10.33 Non-Competition Agreement by Nate Spunt for the benefit of the Company and Patient-Care, dated June 14, 1996
   10.34 Employment Agreement between Patient-Care and John Somers, dated June
         14, 1996
   10.35 UPS Ground Incentive Program Contract Carrier Agreement between the
         Company and UPS, dated February 13, 1995
   10.36 Letter Agreement between the Company and UPS, dated August 23, 1995

   10.37 UPS Consignee Billing Contract Courier Agreement between the Company and UPS, dated September 23, 1995
   10.38  Lease of New Englander Industrial Park between the Company and GBA
          Realty Trust, dated August 1991
   10.39  Lease and Agreement between the Company and GBA Realty Corp., dated
          August 1, 1993
   10.40  Lease Agreement between the Company and Suburban Grayson Atlanta
          Partnership, dated August 1, 1986
   10.41 Lease Agreement between the Company and Christmas Joint Venture, dated July 1, 1994
   10.42  Single Tenant Industrial Lease between the Company and Watson Land
          Company, dated August 18, 1994
   10.43 Agreement between the Company and Hollister Incorporated, as amended, dated March 16, 1984
   11.1   Earnings Per Share Computations
   23.1   Consent of Arthur Andersen LLP
   23.2   Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
          (included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature page)
   27.1   Financial Data Schedule

--------

* Filed with this Amendment No. 3.

  FINANCIAL STATEMENT SCHEDULES.

  The following financial statement schedule of the Company is furnished at the indicated page:

      Report of Independent Public Accountants (Page S-1)
      Schedule II--Valuation and Qualifying Accounts (Page S-2)

  All other schedules not listed are omitted because of the absence of conditions under which they are required.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON OCTOBER 9, 1996.

                                         Suburban Ostomy Supply Co., Inc.


                                         By:       /s/ Herbert P. Gray
                                             ----------------------------------
                                              HERBERT P. GRAY CHAIRMAN AND
                                                CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----
        /s/ Herbert P. Gray           Chairman of the        October 9, 1996
------------------------------------   Board of Directors
          HERBERT P. GRAY              and Chief
                                       Executive Officer

       /s/ Donald H. Benovitz         Director, President    October 9, 1996
------------------------------------   and Chief
         DONALD H. BENOVITZ            Operating Officer

     /s/ Stephen N. Aschettino        Vice President,        October 9, 1996
------------------------------------   Treasurer and
       STEPHEN N. ASCHETTINO           Clerk (principal
                                       accounting
                                       officer)

       /s/ Martin J. Mannion*         Director               October 9, 1996
------------------------------------
         MARTIN J. MANNION

       /s/ Joseph F. Trustey*         Director               October 9, 1996
------------------------------------
         JOSEPH F. TRUSTEY

  * under power of attorney

                                 EXHIBIT INDEX

  Exhibits:

    1.1  Form of Underwriting Agreement
    3.1  Restated Articles of Organization, as amended
    3.2  Bylaws
   *3.3  Restated Articles of Organization, as amended
   *3.4  Amended and Restated Bylaws
   *4.1  Specimen stock certificate representing shares of Common Stock
    5.1  Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation, as to the legality of the securities being registered
   10.1  Stock Purchase and Redemption Agreement, among the Company, Summit,
         BSC, the Management Stockholders and Melvin Aronson, dated July 3,
         1995
   10.2  Subordinated Debenture Purchase Agreement among the Company, Summit
         Debt and Summit Investors, dated July 3, 1995
   10.3  Shareholders' Agreement among the Company, Summit, BSC, the Management
         Stockholders and Melvin Aronson, dated July 3, 1995
   10.4  Registration Rights Agreement among the Company, Summit, BSC, the
         Management Stockholders and Melvin Aronson, dated July 3, 1995
   10.5  $6,615,000 12% Subordinated Debenture of the Company issued to Summit
         Debt, dated July 3, 1995
   10.6  $135,000 12% Subordinated Debenture of the Company issued to Summit
         Investors, dated July 3, 1995
   10.7  Suburban Ostomy Supply Co., Inc. Stock Option Plan
   10.8  Stock Option Agreement with Herbert Grey, dated July 3, 1995
   10.9  Stock Option Agreement with Donald Benovitz, dated July 3, 1995
   10.10 Stock Option Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.11 Stock Option Agreement with John Manos, dated July 3, 1995
   10.12 Employment Agreement with Herbert Gray, dated July 3, 1995
   10.13 Employment Agreement with Donald Benovitz, dated July 3, 1995
   10.14 Employment Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.15 Employment Agreement with Patrick Bohan, dated July 3, 1995
   10.16 Employment Agreement with John Manos, dated July 3, 1995
   10.17 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Melvin Aronson, dated July 3, 1995
   10.18 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Herbert P. Gray, dated July 3, 1995
   10.19 $375,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Donald Benovitz, dated July 3, 1995
   10.20 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company
         issued to Stephen N. Aschettino, dated July 3, 1995
   10.21 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company
         issued to Patrick Bohan, dated July 3, 1995
   10.22 Credit Agreement between the Company and The First National Bank of
         Boston, dated July 3, 1995
   10.23 First Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated January 22, 1996
   10.24 Second Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated June 14, 1996
   10.25 Proposed terms and conditions of Amended Credit Facility from the Bank
   10.26 Warrant to purchase shares of Common Stock issued to the Bank, dated
         January 22, 1996

   10.27 Stock Purchase Agreement relating to the Purchase of St. Louis Ostomy by the Company, dated January 22, 1996
   10.28 Non-Competition Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.29  $1,235,000 10% Subordinated Promissory Note of the Company issued to
          Michael J. Quinn, dated January 22, 1996
   10.30 Employment Letter Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.31 Stock Purchase Agreement relating to the Purchase of Patient-Care by the Company, dated June 14, 1996
   10.32  Escrow Agreement among the Company and the Stockholders of Patient-
          Care, dated June 14, 1996
   10.33 Non-Competition Agreement by Nate Spunt for the benefit of the Company and Patient-Care, dated June 14, 1996
   10.34  Employment Agreement between Patient-Care and John Somers, dated June
          14, 1996
   10.35  UPS Ground Incentive Program Contract Carrier Agreement between the
          Company and UPS, dated February 13, 1995
   10.36  Letter Agreement between the Company and UPS, dated August 23, 1995
   10.37 UPS Consignee Billing Contract Courier Agreement between the Company and UPS, dated September 23, 1995
   10.38  Lease of New Englander Industrial Park between the Company and GBA
          Realty Trust, dated August 1991
   10.39  Lease and Agreement between the Company and GBA Realty Corp., dated
          August 1, 1993
   10.40  Lease Agreement between the Company and Suburban Grayson Atlanta
          Partnership, dated August 1, 1986
   10.41 Lease Agreement between the Company and Christmas Joint Venture, dated July 1, 1994
   10.42  Single Tenant Industrial Lease between the Company and Watson Land
          Company, dated August 18, 1994
   10.43 Agreement between the Company and Holister Incorporated, as amended, dated March 16, 1984
   11.1   Earnings Per Share Computations
   23.1   Consent of Arthur Andersen LLP
   23.2   Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
          (included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature page)
   27.1   Financial Data Schedule

--------

* Filed with this Amendment No. 3.